Exhibit 99.1
FOR IMMEDIATE RELEASE

October 29, 2025

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter 2025 Operating Results

DALLAS, TEXAS, October 29, 2025 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $156.7 million for the quarter ended September 30, 2025. In comparison, for the quarters ended June 30, 2025 and September 30, 2024, the Bank reported net income of $149.0 million and $184.4 million, respectively. For the nine months ended September 30, 2025, the Bank reported net income of $456.3 million, as compared to $552.3 million for the nine months ended September 30, 2024.

Total assets at September 30, 2025 were $112.2 billion, compared with $116.1 billion at June 30, 2025 and $127.7 billion at December 31, 2024. Average total assets decreased from $125.2 billion and $125.6 billion for the quarter and nine months ended September 30, 2024, respectively, to $111.8 billion and $113.5 billion for the corresponding periods in 2025. The $3.9 billion decrease in total assets during the third quarter of 2025 was primarily attributable to a decrease in the Bank's advances ($12.9 billion), partially offset by increases in the Bank's short-term liquidity holdings ($8.2 billion), long-term investments ($0.7 billion) and mortgage loans held for portfolio ($0.2 billion). The $15.5 billion decrease in total assets during the nine months ended September 30, 2025 was attributable primarily to decreases in the Bank's advances ($16.5 billion) and short-term liquidity holdings ($0.5 billion), partially offset by increases in the Bank's long-term investments ($1.0 billion) and mortgage loans held for portfolio ($0.6 billion).

Advances totaled $51.2 billion at September 30, 2025, compared with $64.1 billion at June 30, 2025 and $67.7 billion at December 31, 2024. The Bank's mortgage loans held for portfolio totaled $6.4 billion at September 30, 2025, as compared to $6.2 billion at June 30, 2025 and $5.8 billion at December 31, 2024.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised of U.S. agency residential mortgage-backed securities (MBS), totaled $1.1 billion, $1.1 billion and $0.2 billion at September 30, 2025, June 30, 2025 and December 31, 2024, respectively. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $19.2 billion at September 30, 2025, as compared to $18.4 billion at June 30, 2025 and $19.0 billion at December 31, 2024. At June 30, 2025 and December 31, 2024, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At September 30, 2025,

June 30, 2025 and December 31, 2024, the Bank's short-term liquidity holdings totaled $33.9 billion, $25.7 billion and $34.4 billion, respectively.

The Bank's retained earnings increased to $3.149 billion at September 30, 2025 from $3.041 billion at June 30, 2025 and $2.849 billion at December 31, 2024. On September 23, 2025, a dividend of $48.6 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and nine months ended September 30, 2025 (and, for comparative purposes, as of June 30, 2025 and December 31, 2024, and for the quarters ended June 30, 2025 and September 30, 2024 and the nine months ended September 30, 2024) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended September 30, 2025 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Nine Months Ended September 30, 2025
(Unaudited, in thousands)

	September 30, 2025	June 30, 2025	December 31, 2024
Selected Statement of Condition Data:

Assets
Investments (1)	$54,214,405	$45,342,669	$53,740,886
Advances	51,163,413	64,103,762	67,743,248
Mortgage loans held for portfolio, net	6,370,050	6,162,061	5,764,053
Cash and other assets	437,152	451,925	476,861
Total assets	$112,185,020	$116,060,417	$127,725,048

Liabilities
Consolidated obligations
Discount notes	$32,352,595	$24,944,135	$21,637,276
Bonds	67,904,709	81,266,694	96,215,218
Total consolidated obligations	100,257,304	106,210,829	117,852,494
Mandatorily redeemable capital stock	1,152	1,711	181
Other liabilities	5,299,032	2,855,326	2,676,712
Total liabilities	105,557,488	109,067,866	120,529,387
Capital
Capital stock — putable	3,340,830	3,850,447	4,168,043
Retained earnings	3,149,056	3,040,934	2,848,948
Total accumulated other comprehensive income	137,646	101,170	178,670
Total capital	6,627,532	6,992,551	7,195,661
Total liabilities and capital	$112,185,020	$116,060,417	$127,725,048

Total regulatory capital (2)	$6,491,038	$6,893,092	$7,017,172

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Selected Statement of Income Data:
Net interest income (3)	$203,687	$194,080	$226,553	$585,467	$679,138
Other income	15,224	13,817	18,658	43,744	43,739
Other expense
Operating expense	30,095	28,811	26,996	86,937	82,106
Voluntary grants, subsidies, donations and AHP contributions	9,964	8,785	7,987	20,883	10,833
Other	4,719	4,741	5,341	14,324	16,313
AHP assessment	17,415	16,564	20,489	50,729	61,367
Net income	$156,718	$148,996	$184,398	$456,338	$552,258

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of September 30, 2025, June 30, 2025 and December 31, 2024, total regulatory capital represented 5.79 percent, 5.94 percent and 5.49 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for credit losses.

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